Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE

For More Information Contact:

Ron Black, President & CEO 336-644-9944

Oak Ridge Financial Services Announces

Third Quarter 2009 Results

OAK RIDGE, N.C.—(BUSINESS WIRE)—Oak Ridge Financial Services, Inc. (Nasdaq:BKOR), parent company of Bank of Oak Ridge, headquartered in Oak Ridge, North Carolina, announced unaudited net income of $159,000 before adjusting for the effective dividend on preferred stock for the three months ended September 30, 2009, compared to net income of $375,000 for the prior year period. Net income available for common shareholders for the three months ended September 30, 2008 was $375,000 or $0.21 per diluted share. On the positive side, an increased net interest margin contributed to a significant increase in the Company’s net interest income in the quarter ended September 30, 2009 compared to the same prior year period. Earnings in the current period were negatively impacted by higher loan loss provisions, charge offs, and other real estate owned write downs in response to current economic conditions. Increased noninterest operating expense and a slight decrease in noninterest income also contributed to the overall decline in earnings.

Oak Ridge Financial Services President, Ron Black, in commenting on the results, noted, “Given the difficult economic environment, we are pleased with our performance in the third quarter. As a true community bank our primary purpose continues to be helping our clients succeed in these difficult times. Pre-tax, pre-loan loss provision, and post-CPP dividend payment, earnings were $1.2 million for the third quarter of 2009, compared to $673,000 for the third quarter of 2008, an increase of approximately $511,000. Pre-tax, pre-loan loss provision, and post-CPP dividend payments, earnings were $2.5 million for the first nine months of 2009, compared to $1.6 million for the first nine months of 2008, an increase of approximately $912,000. Additionally, our core earnings have been strong enough to absorb significant charge offs and loan loss provisions. Our primary areas of focus for the foreseeable future are managing credit quality, building liquidity sources, managing capital, and improving operational earnings. We are pleased that despite significant charge-offs we were able to increase our allowance for loan loss from $2.5 million or 1.00% of total loans at December 31, 2008 to $3.3 million or 1.33% of loans at September 30, 2009.”

Mr. Black further commented, “We plan to continue to support our local economy by taking deposits, making loans, and providing financial advice for our clients in these challenging times. The community was incredibly supportive of our Bank in the first nine months of 2009 and we had increases in loans and deposits. Lastly, at September 30, 2009 we were well-capitalized with ample capital for future growth.”

About Bank of Oak Ridge

Bank of Oak Ridge, headquartered in Oak Ridge, NC, is a community Bank with five banking offices in Oak Ridge, Summerfield and Greensboro. The Bank’s independent financial advisory division, Oak Ridge Wealth Management, operates out of an office in downtown Greensboro. The Bank offers a complete line of banking and investment services, including savings and checking accounts, mortgage and business loans, extended weekday and Saturday branch banking hours, same-day deposits, cash management services, business and personal internet banking with balance alerts and reminders, internet bill payment, mobile banking and accounts designed specifically for seniors, small businesses and civic organizations. For more information, contact Bank of Oak Ridge at 336-644-9944, or visit www.bankofoakridge.com.

Forward-looking Information

This form contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Company. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Company’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the Federal Deposit Insurance Corporation. The Company undertakes no obligation to update any forward-looking statements.

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	Three months ended September 30,		Change	Nine months ended September 30,		Change
	2009	2008		2009	2008
Income Statement Data:
Total interest income	$4,974	$4,457	11.6%	$14,714	$13,358	10.2%
Total interest expense	1,759	2,181	(19.3)	6,020	6,947	(13.3)

Net interest income	3,215	2,276	41.3	8,694	6,411	35.6
Provision for loan losses	877	74	1,085.1	1,546	337	358.8
Non-interest income	850	898	(5.3)	2,544	2,549	(0.2)
Non-interest expense	2,979	2,501	19.1	8,957	7,332	22.2

Net income before provision for income taxes	209	599	(65.1)	735	1,291	(43.1)
Provision for income taxes	50	224	(77.7)	234	471	(50.3)

Net income	$159	$375	(57.6)	$501	$820	(38.9)

Preferred stock dividends	98	-	n/a	259	-	n/a
Accretion of discount	68	-	n/a	178	-	n/a

Income available to common shareholders	$(7)	$375	(101.9)	$64	$820	(92.2)

Per share data and shares outstanding: (1)
Basic net income per common share	$-	$0.21	(100.0)%	$0.04	$0.46	(91.3)%
Diluted net income per common share	-	0.21	(100.0)	0.04	0.45	(91.2)
Book value per common share at period end	11.57	9.26	24.9	11.57	9.26	24.9

Weighted average number of common shares outstanding (000’s):
Basic	1,791.5	1,791.5	(0.0)%	1,791.5	1,791.5	-%
Diluted	1,791.5	1,791.2	0.0	1,791.5	1,809.4	(1.0)
Shares outstanding at period end	1,791.5	1,791.5	-	1,791.5	1,791.5	(0.0)

	September 30, 2009	December 31, 2008	Change
Balance sheet data
Total assets	$339,682	$320,672	5.9%
Loans receivable	249,699	245,481	1.7
Allowance for loan losses	3,315	2,450	35.3
Other interest-earning assets	70,855	55,807	27.0
Noninterest-bearing deposits	20,469	18,181	12.6
Interest-bearing deposits	264,644	252,423	4.8
Borrowings	25,248	30,248	(16.5)
Stockholders’ equity	27,658	18,195	52.0

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Selected performance ratios:
Return on average assets (2)	0.22%	0.51%	0.19%	0.38%
Return on average stockholders’ equity (2)	1.20	8.48	1.89	6.21
Net interest margin (2)(3)	3.95	3.27	3.59	3.10
Net interest spread (2)(4)	3.68	2.99	3.43	2.85
Noninterest income as a % of total revenue	20.9	28.3	22.6	28.4
Noninterest income as a % of average assets (2)	1.0	1.2	1.5	1.2
Efficiency ratio (5)	73.28	78.80	79.70	81.83
Noninterest expense as a % of average assets (2)	3.4	3.5	3.5	3.4

	September 30, 2009	December 31, 2008
Asset quality ratios (at period end):
Nonperforming assets to period-end loans (6)	1.50%	1.09%
Nonperforming assets to period-end assets (6)	1.10	0.61
Allowance for loan losses to period-end loans	1.33	1.00
Allowance for loan losses to total assets	0.98	0.76
Net loan charge-offs to average loans outstanding (2)	1.48	0.12

Oak Ridge Financial Services, Inc.

Financial Highlights (dollars in thousands, except share and per share data)

	September 30, 2009	December 31, 2008
Capital and liquidity ratios:
Equity to assets ratio	8.1%	5.7%
Loans to deposits	87.6	90.7

	Three months ended September 30,		Change	Nine months ended September 30,		Change
	2009	2008		2009	2008
Total Revenue
Net interest income	$3,215	$2,276	41.3%	$8,694	$6,411	35.6%

Fees and other revenue:
Service charges on deposit accounts	237	222	6.8	645	575	12.2
Mortgage loan origination fees	102	98	4.1	403	330	22.1
Investment and insurance commissions	159	237	(32.9)	495	687	(27.9)
Fee income from purchase of accounts receivable	186	209	(11.0)	541	561	(3.6)
Income earned on bank owned life insurance	51	41	24.4	148	121	22.3
Other	115	91	26.4	312	275	13.5

Total noninterest income	850	898	(5.3)	2,544	2,549	(0.2)

Total revenue	$4,065	$3,174	28.1	$11,238	$8,960	25.4

	Three months ended September 30,		Change	Nine months ended September 30,		Change
	2009	2008		2009	2008
Noninterest Expense
Salaries and employee benefits	$1,474	$1,339	10.1%	$4,258	$3,885	9.6%
Occupancy	209	171	22.2	574	434	32.3
Equipment	216	158	36.7	560	438	27.9
Data and items processing	162	122	32.8	462	334	38.3
Professional and advertising	350	259	35.1	964	850	13.4
Stationary and supplies	52	48	8.3	188	192	(2.1)
Telecommunications expense	77	55	40.0	218	194	12.4
Other real estate expenses and writedowns	12	-	n/a	314	-	n/a
FDIC assessment	110	67	64.2	402	179	124.6
Accounts receivable financing expense	56	66	(15.2)	165	210	(21.4)
Other-than-temporary impairment loss	21	-	n/a	126	-	n/a
Other	240	216	11.1	726	616	17.9

Total noninterest expense	$2,979	$2,501	19.1	$8,957	$7,332	22.2

	Three months ended September 30,		Change	Nine months ended September 30,		Change
	2009	2008		2009	2008
Average Balances
Total assets	$349,289	$293,729	18.9%	$344,071	$285,346	20.6%
Loans receivable	248,326	232,678	6.7	248,539	225,398	10.3
Allowance for loan losses	3,168	2,347	35.0	2,846	2,270	25.4
Other interest-earning assets	68,856	40,232	71.1	64,264	38,946	65.0
Total deposits	293,439	246,177	19.2	294,621	237,146	24.2
Total noninterest bearing deposits	20,723	17,213	20.4	19,525	16,029	21.8
Borrowings	23,400	30,408	(23.0)	24,254	27,599	(12.1)
Stockholders’ equity	27,405	17,699	54.8	22,877	17,602	30.0

(1)	Computed based on the weighted average number of shares outstanding during each period.
(2)	Ratios for the three- and nine-month periods ended September 30, 2009 and 2008 are presented on an annualized basis.
(3)	Net interest margin is net interest income divided by average interest earning assets.
(4)	Net interest spread is the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities.
(5)	Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(6)	Nonperforming assets consist of non-accruing loans, restructured loans and foreclosed assets, where applicable.